Exhibit 10.1

	Beherrschungs- und Gewinnabführungsvertrag sowie Patronatserklärung		Domination and Profit Transfer Agreement as well as Declaration of Comfort

	zwischen		between

1.	IXOS Software AG, Technopark 2, Werner-von-Siemens-Ring 20, D-85630 Grasbrunn, eingetragen im Handelsregister des Amtsgerichts München unter der Nummer HRB 116846 vertreten durch die Vorstände Hartmut Schaper und John Shackleton, die berechtigt sind, die Gesellschaft gemeinsam zu vertreten,	1.	IXOS Software AG, Technopark 2, Werner-von-Siemens-Ring 20, D-85630 Grasbrunn, registered in the Commercial Register of the Local Court of Munich under number HRB 116846, represented by its managing directors Hartmut Schaper and John Shackleton who are authorized to represent the company jointly,

	- nachfolgend “IXOS” genannt -		- hereinafter referred to as “IXOS” -

	und		and

2.	2016091 Ontario Inc., mit Geschäftsadresse und Sitz in 185 Columbia Street West, Waterloo, Ontario N2L 5Z5, Kanada, vertreten durch den Secretary Sheldon Polansky, der berechtigt ist, die Gesellschaft allein zu vertreten (Ontario ist nur Partei für Teil I dieser Vertragsurkunde),	2.	2016091 Ontario Inc., with business address and registered seat at 185 Columbia Street West, Waterloo, Ontario N2L 5Z5, Canada, represented by its Secretary Sheldon Polansky with sole power of representation (Ontario is only a party to Part I of this contractual document),

	- nachfolgend “Ontario” genannt -		- hereinafter referred to as “Ontario” –

	- wobei sowohl IXOS als auch Ontario zusammenfassend als “Parteien” bzw. je nach Fall einzeln als “Partei” bezeichnet werden -		- both IXOS and Ontario collectively referred to as the “Parties” or each one of them – as the case may be – as a “Party” -

	und		and

3.	Open Text Corporation, 185 Columbia Street West, Waterloo, Ontario N2L 5Z5, Kanada, vertreten durch den Chief Executive Officer P. Thomas Jenkins, der berechtigt ist, die Gesellschaft allein zu vertreten (Open Text ist nur Partei für Teil II dieser Vertragsurkunde),	3.	Open Text Corporation, 185 Columbia Street West, Waterloo, Ontario N2L 5Z5, Canada, represented by its Chief Executive Officer P. Thomas Jenkins with sole power of representation (Open Text is only a party to Part II of this contractual document),

	- nachfolgend „Open Text“ genannt - .		- hereinafter referred to as “Open Text” - .

	Teil I. Beherrschungs- und Gewinnabführungsvertrag		Part I. Domination and Profit Transfer Agreement

	Präambel		Preamble

A.	Ontario ist eine hundertprozentige Tochtergesellschaft der Open Text.	A.	Ontario is a wholly owned subsidiary of Open Text.

B.	Open Text unterhält weltweit Niederlassungen und Tochtergesellschaften (nachfolgend “Open Text-Konzern” genannt).	B.	Open Text operates branches and holds subsidiaries worldwide (hereinafter “Open Text Group”).

C.	Ontario hat 89,79 % der Aktien von IXOS erworben.	C.	Ontario has acquired 89.79 % of all shares of IXOS.

D.	Ontario hat die Absicht, die uneingeschränkte Kontrolle über IXOS zu erlangen und das Geschäft von IXOS in den Open Text-Konzern zu integrieren.	D.	Ontario intends to achieve full control of IXOS and to integrate the business of IXOS into the Open Text Group.

E.	Die Vorstände von Ontario und IXOS planen die Zusammen-führung des Geschäfts von IXOS mit dem Open Text-Konzern unter der Führung von Ontario. IXOS, Open Text und Ontario glauben, dass eine Zusammenführung von Open Text und IXOS das entstehende Unternehmen in die Lage versetzt, eine umfassende Enterprise Content Management (nachfolgend “ECM”) Lösung anbieten zu können, um den Ansprüchen der derzeitigen und zukünftigen Kunden zu entsprechen, und eine breite weltweite Präsenz herbeizuführen.	E.	The management of Ontario and IXOS plan to achieve a business combination under the guidance of Ontario. IXOS, Open Text and Ontario believe that a combination of Open Text and IXOS will enable the combined group to offer a complete enterprise content management (hereinafter “ECM”) solution to meet the needs of the current and prospective customers and provide for extensive worldwide presence.

Dies vorausgeschickt schließen die Parteien hiermit den folgenden Beherrschungs- und Gewinnabführungsvertrag:		Now, therefore, the Parties enter into the following Domination and Profit Transfer Agreement:

	§ 1 Stellung des Vorstands von IXOS		§ 1 Position of the management board of IXOS

(1)	IXOS unterstellt die Leitung ihrer Gesellschaft Ontario. Ontario ist berechtigt, dem Vorstand von IXOS hinsichtlich der Leitung der Gesellschaft Weisungen zu erteilen. Der Vorstand von IXOS ist verpflichtet, die durch Ontario erteilten Weisungen gemäß § 308 des Aktiengesetzes (AktG) zu befolgen.	(1)	The management of IXOS will be subordinated to Ontario. Ontario will be entitled to issue instructions to the management board of IXOS. The IXOS management board shall comply with the instructions submitted by Ontario according to § 308 of the German Stock Corporation Act (AktG).

(2)	Ontario ist nicht befugt, dem Vorstand von IXOS Weisungen in bezug auf die Aufrechterhaltung, Abänderung, Aufhebung oder Kündigung dieses Vertrages zu erteilen. Ferner darf Ontario dem Vorstand von IXOS keine Weisungen erteilen, Vereinbarungen mit dritten Parteien zu verletzen, gesetzwidrige Handlungen oder solche Handlungen vorzunehmen, die zu einem Verstoß gegen die gesetzlichen und/oder satzungsgemäßen Pflichten des Vorstands von IXOS führen.	(2)	Ontario is not entitled to instruct the IXOS management board in any manner with respect to the maintenance, amendment, cancellation or termination of this Agreement. Further, Ontario may not instruct the IXOS management board to breach any agreement with third parties, to execute any unlawful measures or cause a breach of the duties of the IXOS management board under the law or the articles of association.

(3)	Ontario wird ihr Recht, dem Vorstand von IXOS Weisungen zu erteilen, über die vertretungsberechtigten Direktoren und über diejenigen Führungskräfte von Ontario und - soweit gesetzlich zulässig - über andere Personen - wahrnehmen, die durch schriftliche Erklärung von Ontario ordnungsgemäß bevollmächtigt sind. Aus der schriftlichen Erklärung muss der Umfang und die Dauer der Bevollmächtigung hervorgehen.	(3)	Ontario will exercise its right to instruct the IXOS management board by its directors authorized to represent Ontario and such officers and – to the extent legally permitted - by other persons who are properly authorized by written declaration of Ontario. Such written declaration shall indicate the extent and duration of authorization.

(4)	Sämtliche Weisungen müssen schriftlich erteilt und bestätigt werden. Auf die Erteilung mündlicher Weisungen muss zur Bestätigung eine schriftliche Weisung folgen. Der Vorstand von IXOS soll die erteilten Weisungen am Sitz der Gesellschaft aufbewahren.	(4)	All instructions shall be given and confirmed in writing. In the event of oral instructions, a written instruction shall follow as confirmation. The IXOS management board shall keep the instructions at the offices of the company.

(5)	Es können auch Weisungen erteilt werden, die für die Gesellschaft nachteilig sind, wenn sie den Belangen des Open Text-Konzerns oder dessen Gesellschaften dienen. Auf Aufforderung des Vorstandes von IXOS wird Ontario die zu erwartenden Auswirkungen auf das Geschäft von IXOS und den Open Text-Konzern oder dessen Gesellschaften beschreiben.	(5)	Instructions may be issued which are disadvantageous to the controlled company, provided that such instructions serve the interests of the Open Text Group companies. On request of IXOS, Ontario shall describe the expected impact on the business of IXOS and the Open Text Group companies.

(6)	Dem Vorstand von IXOS obliegt weiterhin das Recht zur Geschäftsführung von IXOS, soweit dieses nicht durch Weisungen von Ontario eingeschränkt wurde.	(6)	The IXOS management board retains full power to manage IXOS to the extent this has not been limited by instructions of Ontario.

	§ 2 Gewinnabführung		§ 2 Profit Transfer

(1)	IXOS verpflichtet sich, während der Vertragsdauer ihren ganzen nach Maßgabe der handelsrechtlichen Vorschriften ermittelten Gewinn an Ontario abzuführen. Abzuführen ist – vorbehaltlich einer Bildung oder Auflösung von Rücklagen nach Abs. 2 – der ohne die Gewinnabführung entstehende Jahresüberschuss, vermindert um einen etwaigen Verlust-vortrag aus dem Vorjahr und um den Betrag, der in die gesetzliche Rücklage einzustellen ist.	(1)	IXOS agrees during the term of this Agreement to transfer to Ontario the entirety of its profits determined in accordance with applicable German commercial law regulations. Subject to the formation or release of reserves in accordance with subsection 2, the transfer shall include the net profit for the year, before the profit transfer, less losses carried forward from the previous year, if any, and less amounts to be transferred to the statutory reserve.

(2)	IXOS kann mit Zustimmung der Ontario Beträge aus dem Jahresüberschuss in andere Gewinnrücklagen gemäß § 272 Abs. 3 HGB einstellen, sofern dies handelsrechtlich zulässig ist und bei vernünftiger kaufmännischer Beurteilung wirtschaftlich begründet ist. Während der Dauer dieses Vertrages gebildete andere Gewinnrücklagen sind auf Verlangen der Ontario aufzulösen und zum Ausgleich eines Jahresfehlbetrages zu verwenden oder als Gewinn abzuführen. Sonstige Rücklagen und ein Gewinnvortrag aus der Zeit vor Beginn dieses Vertrages dürfen weder als Gewinn abgeführt noch zum Ausgleich eines Jahresfehlbetrages verwendet werden.	(2)	With Ontario’s consent, IXOS may transfer amounts from the net profit for the year to other profit reserves according to section 272 para. 3 German Commercial Code (Handelsgesetzbuch, HGB), provided this is permitted under the applicable German commercial law regulations and provided this is commercially reasonable. Other profit reserves formed during the term of this Agreement shall be released at Ontario’s request and used to offset the net loss for the year, if any, or transferred as profit. Other reserves and a profit carried forward from the time this Agreement entered into force may not be transferred as profit or used to offset any net loss for the year.

(3)	Die Verpflichtung zur Gewinnabführung gilt erstmals für das gesamte Geschäftsjahr der IXOS, in dem dieser Vertrag wirksam wird. Der Anspruch auf Gewinnabführung gegen IXOS wird zehn Tage nach Feststellung des Jahresabschlusses der IXOS zur Zahlung fällig. Der Anspruch auf Gewinn-ab-führung ist bis zum Zeitpunkt der Fälligkeit nicht verzinslich.	(3)	The obligation of IXOS to transfer ist profit shall apply as of the entire fiscal year of IXOS, in which this Agreement takes effect. The claim against IXOS for transfer of its profit shall be due for settlement ten days after approval of IXOS’ annual financial statement. No interest shall accrue on the amount due before the due date for payment.

	§ 3 Übernahme von Verlusten		§ 3 Assumption of losses

(1)	Gemäß § 302 AktG ist Ontario verpflichtet, jeden sonst während der Vertragsdauer entstehenden Jahresfehlbetrag von IXOS auszugleichen, sofern dieser nicht dadurch ausgeglichen wird, dass den anderen Gewinnrücklagen Beträge entnommen werden, die während der Vertragsdauer in diese eingestellt worden sind.	(1)	According to the provisions of § 302 AktG, Ontario shall be obliged to compensate IXOS for every annual loss arising otherwise at IXOS during the term of this Agreement, if such loss is not compensated by withdrawing amounts from other profit reserves which were transferred to such reserves during the term of this Agreement.

(2)	Entsteht bei IXOS ein Jahresfehlbetrag im Sinne des Absatzes (1), ist dieser nach Übermittlung des mit einem Bestätigungsvermerk des Abschlussprüfers versehenen Jahresabschlusses an Ontario auszugleichen. Die Höhe des vorzunehmenden Ausgleichs wird durch die Wirtschaftsprüfer von IXOS in dem jeweiligen Jahresabschluss bestimmt und bescheinigt.	(2)	In the event IXOS incurs a loss within the meaning of subsection (1), such loss has to be compensated following the delivery of the audited annual statements to Ontario. The amount of compensation will be determined and certified by the auditors of IXOS in the respective financial statements.

(3)	IXOS ist berechtigt, Zwischen-zahlungen von Ontario zu verlangen, falls die betreffenden Zahlungen zur Abwendung einer Insolvenz erfor-derlich sind. Der Vorstand von IXOS wird Ontario rechtzeitig informieren, wenn sich ein solcher Bedarf ergibt oder in naher Zukunft ergeben wird.	(3)	IXOS is entitled to claim interim payments of Ontario in the event that such payments are required to avoid insolvency. The IXOS management board will timely inform Ontario in the event that such demand arises or is likely to arise in the near future.

(4)	Die Parteien verpflichten sich, bei Streitigkeiten hinsichtlich der Höhe des Verlustausgleichs einen unabhängigen Wirtschaftsprüfer mit der Erstellung eines Schiedsgutachtens zu beauftragen, das in jedem Fall für beide Parteien verbindlich ist. Die im Zusammenhang mit diesem Schieds-gut-achten anfallenden Kosten werden den Parteien nach dem Ermessen des Schiedsgutachters zugewiesen. Können sich die Parteien nicht auf einen Schiedsgutachter einigen, soll ein Schiedsgutachter, bei dem es sich um einen unabhängigen Wirtschaftsprüfer handeln muss, von der für IXOS zuständigen Wirtschaftsprüferkammer benannt werden.	(4)	In the event of a dispute over the amount of compensation both Parties agree to instruct an independent auditor to produce arbitrational expertise which will in any case be binding for both Parties. The costs of such arbitrational expertise will be allocated to the Parties by the arbitrator at his discretion. In the event that the Parties cannot agree on the auditor the local chamber of arbitrator competent for IXOS shall name the independent auditor, which has to be a certified accountant.

	§ 4 Angemessener Ausgleich		§ 4 Adequate Compensation

(1)	Ontario verpflichtet sich, den außenstehenden Aktionären von IXOS gemäß § 304 AktG eine angemessene wiederkehrende Ausgleichszahlung in jedem Geschäftsjahr von € 0,42 pro IXOS-Aktie zu leisten. Die Ausgleichszahlung ist am Tag nach der ordentlichen Hauptversammlung von IXOS für das jeweilige abgelaufene Geschäftsjahr fällig. Der Ausgleich wird zum ersten Mal für das zum Zeitpunkt des Wirk-sam-werdens dieses Vertrages laufende Geschäftsjahr geschuldet. Falls dieser Beherrschungs- und Gewinn-ab-führungs-vertrag während eines Geschäftsjahres endet, vermindert sich die Ausgleichszahlung zeitanteilig.	(1)	Ontario agrees to pay an adequate and recurrent compensation for the outstanding shareholders of IXOS according to § 304 AktG (Ausgleichszahlung). The recurrent compensation is owed for the first time in the fiscal year running at the time this Agreement becomes effective. in the amount of € 0.42 per IXOS share. The compensations shall become due for payment at the day following the annual shareholders’ meeting of IXOS regarding the respective expired fiscal year. In the event this Domination and Profit Transfer Agreement terminates during a fiscal year, the compensation shall be reduced respectively.

(2)	Falls im Rahmen einer Kapitalerhöhung oder der Ausübung von Aktienoptionsrechten neue Aktien von IXOS ausgegeben werden sollten, sind auch die neuen Aktien ab dem Datum, ab dem sie in die Gewinnausschüttungen von IXOS einbezogen werden, anteilig in die Ausgleichszahlung einzubeziehen. Im Falle der Ausgabe neuer Aktien aufgrund einer Kapital-er-höhung aus Gesellschaftsmitteln bei IXOS ist die Ausgleichszahlung im Verhältnis der Anzahl der Aktien nach der Kapitalerhöhung zur Anzahl der Aktien vor der Kapitalerhöhung anzupassen.	(2)	In the event new shares of IXOS are issued (as a result of a capital increase or exercise of stock-option rights) the new shares shall take part in the compensation payment on an a pro rata basis from the date they participate in the profit distributions of IXOS. In case of the issue of new shares due to a capital increase from company funds by IXOS the compensation payment shall be adjusted on a pro rata basis according to the ratio between the number of shares after and before the capital increase.

(3)	Falls ein Verfahren nach dem Gesetz über das gesell-schafts-rechtliche Spruchverfahren (SpruchG) eingeleitet wird und das Gericht rechtskräftig einen höheren Ausgleich festsetzt, können die außenstehenden Aktionäre, auch wenn sie inzwischen abgefunden wurden, eine entsprechende Ergänzung des von ihnen bezogenen Ausgleichs verlangen. Ebenso werden alle übrigen außenstehenden Aktionäre der IXOS gleichgestellt, wenn sich die Ontario gegenüber einem Aktionär der IXOS in einem Vergleich zur Abwendung oder zur Beendigung eines Verfahrens nach dem SpruchG zu einem höheren Ausgleich verpflichtet.	(3)	If a procedure in accordance with the German Act on Corporate Law Award Proceedings (SpruchG) is commenced and the court determines a higher compensation with res iudicata effect, the outstanding shareholders are entitled to demand a corresponding supplement of the compensation received even if they have received a consideration in the meantime. Likewise, all other outstanding shareholders of IXOS will be treated equally if Ontario agrees with one shareholder of IXOS to pay a higher compensation in a settlement for the purpose of avoiding or terminating a procedure pursuant to the SpruchG.

	§ 5 Abfindung		§ 5 Consideration

(1)	Gemäß § 305 AktG übernimmt Ontario die Verpflichtung, auf Verlangen eines jeden außenstehenden Aktionärs von IXOS dessen IXOS-Aktien gegen eine Barabfindung von € 9,38 je IXOS-Aktie zu erwerben. Zu diesem Zweck bietet Ontario bereits hiermit jedem außenstehenden Aktionär von IXOS an, dessen IXOS-Aktien gegen die vorgenannte Barabfindung zu erwerben. Dieses Abfindungsangebot der Ontario ist befristet. Die Angebotsfrist endet frühestens zwei Monate nach dem Tag, an dem die Eintragung des Bestehens dieses Vertrages im Handelsregister von IXOS nach § 10 des Handels-gesetz-buches als bekannt gemacht gilt. § 305 Abs. 4 Satz 3 AktG bleibt hiervon unberührt.	(1)	Pursuant to § 305 AktG Ontario shall upon demand of each outside shareholder of IXOS purchase their shares in IXOS against a cash consideration of € 9.38 per share. For this purpose, Ontario herewith offers to each outstanding shareholder of IXOS to acquire his/her shares in IXOS against payment of the aforementioned cash consideration. This offer terminates no earlier than the end of the second month following the date at which registration of this Agreement is deemed to be published according to § 10 German Commercial Code. § 305 para. 4 sentence 3 AktG shall remain unaffected.

(2)	Ontario wird die Commerzbank AG, Frankfurt am Main (nachfolgend Commerzbank AG) als zentrale Ab-wicklungs-stelle mit der Durchführung des Abfindungs-angebots beauftragen. Ontario wird bei der Commerzbank AG ein Aktiendepot für den Eingang der durch die Aktionäre von IXOS eingelieferten Aktien eröffnen.	(2)	Ontario will appoint Commerzbank AG, Frankfurt am Main (hereinafter “Commerzbank AG”), as central settlement office to execute the purchase offer. Ontario will open a bank deposit account at Commerzbank AG, Frankfurt/Main, to receive the shares delivered by the shareholders of IXOS.

(3)	Die Aktionäre werden die Möglichkeit erhalten, das Abfindungsangebot innerhalb der durch die Ontario nach Eintragung dieses Vertrages in das Handelsregister bekannt gegebenen Angebotsfrist anzunehmen. Die Annahme durch die Aktionäre hat durch Erklärung gegenüber einem in der Bundesrepublik Deutschland niedergelassenen depot-führenden Wertpapierdienstleistungsunternehmen (nachfolgend „Depotbank“) oder der deutschen Filiale einer Depotbank zu erfolgen.	(3)	The shareholders will be allowed to accept the offer within the acceptance period announced by Ontario after registration of this agreement in the commercial register. The acceptance of the shareholder as such shall be made by declaration to a financial services provider who manages securities deposit accounts (hereinafter “Depositary Bank”) based in the Federal Republic of Germany or the German branch of such a Depositary Bank.

(4)	Die Annahme des Angebots wird mit Übertragung der Aktien auf das Aktiendepot von Ontario bei der Commerzbank AG wirksam. Das Eigentum an den Aktien und alle Rechte an diesen gehen auf Ontario automatisch nach Einbuchung der Aktien auf das entsprechende Depot von Ontario Zug um Zug gegen Zahlung des vollen auf die Aktien entfallenden Abfindungsbetrages an den Aktionär über. Die Commerzbank AG wird auf Anweisung von Ontario sämtliche Zahlungen leisten und für die ordnungsgemäße Übertragung der Aktien auf das Depot von Ontario sorgen.	(4)	The acceptance of the offer will become effective upon delivery of the shares to the deposit account of Ontario at Commerzbank AG. The ownership and all rights of the shares will automatically transfer to Ontario after the delivery of the shares to the respective deposit account of Ontario and payment of the full compensation amount paid to the respective shareholder. Commerzbank AG, is instructed to execute the payments and procure the delivery of shares to the deposit account of Ontario.

(5)	Die Aktionäre erklären mit Umbuchung ihrer Aktien in das Depot der Ontario, dass sämtliche mit diesen Aktien verbundenen Rechte, einschließlich aller Dividenden-an-sprüche, auf Ontario übergehen. Darüber hinaus erklären die Aktionäre, dass die Aktien ihr alleiniges Eigentum sind, frei von Rechten oder Eigentumsansprüchen Dritter sind und keinen Veräußerungsbeschränkungen unterliegen. Die Aktionäre müssen ihre Depotbank und die Commerzbank AG anweisen und ermächtigen, unter Befreiung von der Vorschrift des Selbstkontrahierungsverbotes gemäß § 181 BGB alle für die Durchführung des Abfindungsangebotes notwendigen und geeigneten Maßnahmen zu ergreifen und alle hierzu notwendigen entsprechenden Erklärungen abzugeben und entgegenzunehmen. Insbesondere werden die Commerzbank AG und die jeweilige Depotbank ermächtigt, die Übertragung der Aktien auf Ontario vorzunehmen.	(5)	With the transfer of shares to the deposit account of Ontario the shareholders declare that all rights associated with these shares, including all dividend entitlements, are transferred to Ontario. Moreover the shareholders have to represent that the shares are in their sole ownership, free from any third party rights or interests and subject to no restrictions on disposal. The shareholders shall instruct and empower their Depositary Bank and Commerzbank AG, under exemption from the rules concerning the prohibition of self-dealing in accordance with § 181 of the German Civil Code to take all necessary and appropriate measures for the execution of the sale and to issue and receive all necessary corresponding declarations. In particular Commerzbank AG, and the respective Depositary Bank have to be authorized to pursue the transfer of title to the shares to Ontario.

(6)	Die Annahme des Abfindungsangebotes ist für diejenigen IXOS-Aktionäre, die das Angebot über eine Depotbank in der Bundesrepublik Deutschland annehmen, frei von Kosten und Gebühren. Gebühren, die von Depotbanken außerhalb der Bundesrepublik Deutschland erhoben werden, müssen von dem betreffenden IXOS-Aktionär selber in voller Höhe übernommen werden.	(6)	The acceptance of the purchase offer shall be free of costs and charges for IXOS shareholders accepting the offer by way of a Depository Bank in the Federal Republic of Germany. Any fees charged by depositary banks outside the Federal Republic of Germany shall be borne by the respective IXOS shareholder.

(7)	Falls ein Verfahren nach dem SpruchG eingeleitet wird und das Gericht rechtskräftig eine höhere Abfindung festsetzt, können auch die bereits abgefundenen Aktionäre eine entsprechende Ergänzung der von Ihnen bezogenen Abfindung verlangen. Ebenso werden alle übrigen außenstehenden Aktionäre der IXOS gleichgestellt, wenn sich die Ontario gegenüber einem Aktionär der IXOS in einem Vergleich zur Abwendung der zur Beendigung eines Verfahrens nach dem SpruchG zur Zahlung einer höheren Abfindung verpflichtet.	(7)	If a procedure in accordance with the SpruchG is commenced and the court determines a higher consideration with res iudicata effect, the shareholders who already received a consideration are entitled to demand a supplement to the consideration received. Likewise, all other outstanding shareholders of IXOS will be treated equally if Ontario agrees with one shareholder of IXOS to pay a higher consideration in a settlement for the purpose of avoiding or terminating a procedure pursuant to the SpruchG.

	§ 6 Laufzeit des Vertrages; Schlussbestimmungen		§ 6 Term of Agreement; Final Provisions

(1)	Dieser Beherrschungs - und Gewinnabführungsvertrag steht unter der aufschiebenden Bedingung der Zustimmung der Aktionäre von IXOS, die im Rahmen der ordentlichen Hauptversammlung einzuholen ist.	(1)	This Domination and Profit Transfer Agreement is concluded subject to the approval of the shareholders of IXOS to be obtained in the ordinary shareholder meeting.

(2)	Ontario erklärt, dass Ontario ordnungsgemäß zum Abschluss dieser Vereinbarung mit IXOS ermächtigt ist und dass der unterzeichnende Secretary von Ontario durch Gesell-schafter-beschluss vom 26. November 2004 zum Abschluss dieses Vertrages ordnungsgemäß ermächtigt wurde.	(2)	Ontario covenants that it is duly authorized to enter into this agreement with IXOS and that the undersigning Secretary of Ontario has been duly empowered by a shareholder resolution of November 26, 2004 to bind Ontario by this Agreement.

(3)	Der Vertrag wird mit der Eintragung in das Handelsregister von IXOS wirksam.	(3)	The Agreement shall become effective upon entry in the Commercial Register of IXOS.

(4)	Der Vertrag ist auf unbestimmte Zeit geschlossen. Der Vertrag kann durch jede der Parteien mit einer Frist von sechs Monaten zum Ende eines jeden Geschäftsjahres von IXOS gekündigt werden.	(4)	The Agreement shall be running for an indefinite period of time. The Agreement may be terminated by either party with a six months period of notice becoming effective at the end of each fiscal year.

(5)	Das Recht auf fristlose Kündigung dieser Vereinbarung aus wichtigem Grund bleibt unberührt. Ontario hat insbesondere dann das Recht auf Kündigung aus wichtigem Grund, soweit rechtlich zulässig, wenn (i) IXOS mit einer anderen juristischen Person fusioniert (“Verschmelzung”), (ii) IXOS seine Rechtsform ändert (“Rechtsformwechsel”), (iii) IXOS eigenständige Teile seines Geschäfts auf eine andere juristische Person überträgt (“Teilbetriebsübertragung, Abspaltung, Ausgliederung”), (iv) wenn Ontario nicht länger die Mehrheit der mit seiner Beteiligung am Aktienkapital von IXOS verbundenen Stimmrechte besitzt oder (v) im Falle des Ausschlusses von Minderheitsaktionären gemä ß §§ 327a ff. AktG („Squeeze Out”).	(5)	The right to terminate this Agreement for good cause without observing any period of notice shall not be affected. Ontario shall in particular be entitled to declare termination for good cause, to the extent legally permissible, if (i) IXOS is merged to another legal entity, (ii) IXOS changes its legal form, (iii) IXOS transfers independent parts of its business to another entity, (iv) or if Ontario no longer holds the majority of the voting rights linked to its shareholdings in IXOS or (v) in case of the exclusion of minority shareholders according to §§ 327a et seq. AktG (“Squeeze Out”).

(6)	Bei Beendigung dieser Vereinbarung muss Ontario den Gläubigern von IXOS in Übereinstimmung mit § 303 AktG Sicherheit leisten.	(6)	Upon termination of this Agreement, Ontario shall provide security to the creditors of IXOS according to the terms of § 303 AktG.

(7)	Dieser Vertrag unterliegt dem Recht der Bundesrepublik Deutschland.	(7)	This Agreement shall be governed by German law.

(8)	Streitigkeiten der Parteien im Hinblick auf Sachverhalte, die in diesem Beherrschungs- und Gewinnabführungsvertrag enthalten sind oder die aus der Erfüllung dieses Beherrschungs- und Gewinnabführungsvertrages erwachsen (mit Ausnahme der in § 3 Abs. 4 dem Schiedsgutachter zugewiesenen Streitigkeiten), werden nicht durch die ordentlichen Gerichte in Deutschland entschieden. Solche Streitigkeiten werden ausschließlich gemäß der Schiedsgerichtsbarkeitsregelungen der Internationalen Handelskammer (ICC) durch einen oder mehrere Schiedsrichter entschieden, die im Einklang mit diesen Regeln bestellt wurden. Verhandlungen sollen in englischer Sprache abgehalten werden. Die Entscheidung der Schiedsrichter ist für die Parteien bindend und nicht anfechtbar. Das Verfahren wird in Zürich, Schweiz, durchgeführt.	(8)	Any dispute between the Parties with respect to any matter contained in this Domination and Profit Transfer Agreement or arising from the performance of this Domination and Profit Transfer Agreement (with the exception of those assigned to an expert arbitrator pursuant to § 3 para. 4) shall not be decided by the ordinary courts of Germany. Such disputes shall exclusively be decided following the Rules of Arbitration of the International Chamber of Commerce (ICC) by one or more arbitrators, appointed in accordance with such rules. Proceedings shall be conducted in the English language. The decision of such arbitrations shall be binding and non-appealable. The procedures shall be held in Zurich, Switzerland.

(9)	Sollten sich einzelne Bestimmungen dieses Vertrages als ungültig erweisen, so wird dadurch die Gültigkeit des Vertrages im übrigen nicht berührt. In einem solchen Fall sind die Parteien verpflichtet, die ungesetzliche oder ungültige Bestimmung durch diejenige gesetzlich zulässige Bestimmung zu ersetzen, die den Zweck der ungültigen Bestimmung, insbesondere das, was die Vertragsparteien gewollt haben, mit der weitestgehend möglichen Annäherung erreicht. Entsprechendes gilt, wenn sich bei Durchführung des Vertrages eine ergänzungsbedürftige Lücke ergeben sollte.	(9)	In the event that any of the provisions contained in this Agreement should be unlawful or invalid the validity of the other provisions shall not be affected. The parties will replace the unlawful or invalid provision by a provision which shall - in a legally correct way and to the extent possible - express the original intentions of the parties when agreeing on the unlawful or invalid provision. The same shall apply accordingly in the event that this Agreement should prove to contain a gap which is required to be filled.

1. Dezember 2004	December 1, 2004
Für/For 2016091 Ontario Inc.: gez./signed Sheldon Polansky Secretary Für/For IXOS Software AG:

gez./signed	gez./signed

Hartmut Schaper Vorstand/Management Board Member	John Shackleton Vorstand/ Management Board Member